Exhibit 10.6

GRAIN PROCUREMENT AGREEMENT

OF

HIGHWATER ETHANOL, LLC

AND

MEADOWLAND FARMERS CO-OP

Dated:  July 25, 2006

GRAIN PROCUREMENT AGREEMENT

TABLE OF CONTENTS

TITLE I: PRIOR AGREEMENTS	1
1.1.01: PRIOR AGREEMENTS SUPERSEDED	1

TITLE II: FACILITY	1
ARTICLE I – PREMISES	1
2.1.01: LAND	1

TITLE III: CORN PROCUREMENT 2
ARTICLE I – PROVISION OF CORN	2
3.1.01: MFC’S PROVISION OF CORN	2
3.1.02: CORN QUALITY	3
3.1.03: LICENSING	5
3.1.04 PAYMENTS TO CORN SUPPLIERS	5

ARTICLE II – TERM OF CORN PROCUREMENT	6
3.2.01: COMMENCEMENT	6
3.2.02: TERM OF AGREEMENT	6

ARTICLE III – CORN PROCUREMENT FEE	6
3.3.01: PROCUREMENT FEE	6
3.3.02: CORN FOR HWE	6
3.3.03: HEDGING ASSISTANCE	6

ARTICLE IV – INVOICING, PAYMENT AND MARKET PRICE	7

ARTICLE V – LOCATION OF MFC’S DELIVERY	8

ARTICLE VI – DEFAULT, WAIVER AND REMEDIES	9
3.6.01: DEFAULT, NOTICE, AND CURE	9
3.6.02: WAIVER	9
3.6.03: REMEDIES	9

TITLE IV: GENERAL PROVISIONS	10
ARTICLE 1 – WARRANTIES	10
4.1.01: OWNERSHIP AND QUALITY OF CORN	10
4.1.02: NO EXPRESS OR IMPLIED WARRANTIES	10
ARTICLE II – DISPUTE RESOLUTION	10
4.2.01: ALTERNATIVE DISPUTE RESOLUTION	10
4.2.02: ATTORNEY’S FEES AND COSTS	11

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ARTICLE III – FORCE MAJEURE	11
4.3.01: RELIEF FROM TRANSFERRING CORN	11
4.3.02: DEFINITION	12

ARTICLE IV – DELIVERY OF PAYMENTS AND NOTICES	12
4.4.01: METHOD AND TIME	12
4.4.02: NOTICE TO MFC	12
4.4.03: NOTICE TO HWE	12
4.4.04: CHANGE OF ADDRESS	13

ARTICLE V – INDEMNITY	13
4.5.01: DUTY TO INDEMNIFY (MFC)	13
4.5.02: DUTY TO INDEMNIFY (HWE)	13

ARTICLE VI – OTHER GENERAL PROVISION	13
4.6.01: COMPUTATION OF TIME	13
4.6.02: SUCCESSORS IN INTEREST	13
4.6.03: ENTIRE AGREEMENT	14
4.6.04: PARTIAL INVALIDTY	14
4.6.05: RELATIONSHIP OF PARTIES	14
4.6.06: INTEREST	14
4.6.07: MODIFICATION	14
4.6.08: CHOICE OF LAW	14
4.6.09: HEADINGS AND CAPTIONS	14
4.6.10: COUNTERPARTS	15

ARTICLE V – RIGHT OF FIRST REFUSAL	15

iii

GRAIN PROCUREMENT AGREEMENT

THIS GRAIN PROCUREMENT AGREEMENT, (the “Agreement”) is made and entered into this 25th day of July, 2006, by and between HIGHWATER ETHANOL, LLC (“HWE”) and MEADOWLAND FARMERS CO-OP (“MFC”).

WHEREAS, HWE intends to construct, own, and operate a dry mill ethanol and byproduct manufacturing plant and related facilities (the “Facilities”) on the Premises (defined below);

WHEREAS, the acquisition of a steady and reliable supply of corn is integral to the use and operation of the Facilities;

WHEREAS, in order to guaranty the use and operation of the Facilities, the parties are entering into this Agreement whereby MFC will provide a steady and reliable supply of corn to HWE for use in the operation of the Facilities under the terms and conditions hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, it is hereby agreed as follows:

TITLE I:  PRIOR AGREEMENTS

1.1.01:               PRIOR AGREEMENTS SUPERSEDED

The parties hereby agree and acknowledge that they previously entered into a Letter of Intent.  Said Letter of Intent is superseded by the terms of this Grain Procurement Agreement.

TITLE II:  FACILITY

ARTICLE I

PREMISES

2.1.01:               LAND

The Facilities (also described herein as “plant”) will be constructed on the premises (real estate) legally described as being west of the City of Lamberton, County of Redwood, State of Minnesota, legally described as:

SEE EXHIBIT “A” ATTACHED HERETO AND MADE A PART HEREOF

TITLE III: CORN PROCUREMENT

ARTICLE I

PROVISION OF CORN

3.1.01:               MFC’S PROVISION OF CORN

(a) MFC shall have the exclusive right and responsibility to provide HWE its full daily requirements of No. 2 yellow corn, 15% moisture content, meeting the specifications of this Agreement (the “Corn”) during the term hereof and under the conditions herein set forth.  This right and responsibility shall include the plant as originally constructed and any and all alterations, modifications or expansions thereof. The Facilities will be an ethanol plant producing fifty million (50,000,000) to seventy-five million (75,000,000) gallons of ethanol per year and MFC shall be obligated pursuant to this Grain Procurement Agreement to provide no more than twenty-seven million (27,000,000) bushels of corn per year to HWE.  Provided, however, if the plant production increases above seventy-five million (75,000,000) gallons of ethanol per year, for whatever reason, MFC shall have the opportunity to provide any increased corn needs above twenty-seven million (27,000,000) bushels of corn per year and if MFC is not able to provide such increased corn needs within the terms of this Agreement, HWE shall be allowed to purchase any increased corn needs (above twenty-seven million (27,000,000) bushels per year) from other sources, including the open market.

(b) Purchases.  The parties acknowledge and agree that HWE shall purchase all of its corn requirements from MFC and shall place all actual orders for purchase of corn to be delivered to the facility with MFC.  At all times, MFC, either through its own management or through lawful contracts entered into with third parties, shall maintain or cause to be maintained such licenses and/or authorities as may be required to lawfully engage in the purchase and sale of corn.

(c) Risk Management.  Notwithstanding the foregoing, HWE acknowledges that it shall separately retain appropriate risk management services for evaluating corn pricing and purchases and/or for making trades for price protection and future delivery such as options, future contracts and the like.

(d) Delivery Estimates.  HWE agrees to provide to MFC an estimate on or before the first day of each calendar quarter with respect to its required deliveries of corn for the following calendar quarter.  The parties expressly understand that HWE’s notice shall be a good faith estimate and that the parties anticipate reasonable variations between delivery forecast and actual delivery requirements.  For purposes of this Agreement the phrase “reasonable variations” shall mean a variation of no more than 10% between the delivery forecast and actual delivery requirements.  To that end, HWE shall also report to MFC on or before the first business day of each month its estimated delivery requirement of corn for the following month.

(e)  MFC shall maintain a minimum of seven (7) days supply of corn in storage at HWE at all times.

3.1.02:               CORN QUALITY

(a)                                  Corn Quality.  Corn delivered under this Agreement shall: (i) be No. 2 shelled yellow corn, having no more than a 15% moisture content; (ii) be graded in accordance with State and Federal laws and in accordance with any reasonable standards set by HWE; (iii) be merchantable and not be adulterated; (iv) meet such additional specifications and standards as the parties may establish from time to time by mutual agreement, including without limitation standards and specifications related to test weight (determined with reference to moisture content), foreign material and mycotoxin and other toxin levels.

It is understood and agreed that corn over 15% moisture content will be delivered and/or corn with certain of the discount elements described in paragraph 3.1.02(b) may be delivered and such is acceptable to HWE, subject to the pricing discount(s) and other terms described in said paragraph 3.1.02(b).

It is understood and agreed that the parties intend that the corn quality provisions of this Agreement that pertain to daily averages shall be construed so that MFC is able to compete with other corn merchants in the surrounding area and correspondingly so that HWE is treated fairly.  The daily average on quality factors shall not be abused by reasons such as bringing specific quality loads at certain times of the day to maximize the ranges allowed in the average window allowance(s).  This will be monitored on a daily basis and if there is any material violation, HWE will not be required to and shall not allow any loads for that day to be applied to the daily averages as described in this Agreement.

(b) Corn Not Meeting Quality Requirements.  HWE may, at its option: (i) reject any corn delivered by MFC that does not meet these specifications described herein or (ii) accept corn delivered by MFC that does not meet these specifications on the following discounted pricing terms:

DISCOUNT SCHEDULE

Corn Discounts that will be charged to MFC from HWE:

Moisture

15.0% and under-no discount

15.1-15.5% 2 cents per bu.

15.6 - 16.0% - 4 cents per bu.

16.1 – 16.5% - 6 cents per bu.

16.6 to 17.0% - 8 cents per bu.

Corn over 17.0% - subject to rejection

Shrinkage

Shrinkage of such corn shall be calculated at 1.4% shrinkage per point of moisture over 15.0%, with the calculation being applied on a pro rata basis.  For example, if the corn is 15.5% - there would be .7% shrinkage (1.4% ÷ 2).

Test Weight

54.0 lbs and over – no discount

53.0 – 53.9 lbs. – 2 cents per bu.

52.0 – 52.9 lbs. – 4 cents per bu.

Below 52.0 lbs. – additional 2 cents per lb. per bu.

Regular Damage

5.0% and under – no discount

5.1% and up – 2 cents per bu. per each 1%

Over 10.0% - subject to rejection

Foreign Material

3.0% and under – no discount

3.1% and up – 3 cents per bu. per each 1%

Musty/Sour – 5 cents per bu. if not rejected.

The parties agree that the quality requirements (and corresponding right to reject corn) and discount schedule shall be applied as follows:

1.                                       Moisture: There will be no discount on a load of corn until it is above 15.0%, and then a discount and right to reject as described in the discount schedule.  The right to reject regarding moisture shall be determined on a load by load basis.  The discount schedule shall be applied on a daily average, except that any loads having moisture above 16.1% shall be discounted on a per load basis pursuant to the discount schedule.

2.                                       Test Weight:  All loads with a test weight of 50 lbs. and above shall be averaged on a daily average basis, with the discount schedule applied on that daily average.  All loads of test weights below 50 lbs. shall be handled on a load by load basis, subject to the right of rejection and with the discount schedule (if such corn is accepted) being applied on a load by load basis.

3.                                       Damage (Regular and/or Heat): All loads between 0% and 10% damage shall be averaged on a daily average basis, with the discount schedule applied on that daily average.  Any loads of corn with more than 10% damage shall be handled on a load by load basis, with right to reject and in applying the discount schedule.

4.                                       Foreign Material:  Loads with 0% to 6% foreign material shall be averaged on a daily average basis, with the discount schedule applied on that daily average.  Loads with more than 6% foreign material shall be handled on a load by load basis, with right to reject and in applying the discount schedule.

5.                                       Toxins.  Any load of corn that tests positive for microtoxins or other toxins will be rejected.  However, it is agreed that MFC is responsible only to use “black light” testing to determine the existence of such toxins.

If HWE desires additional testing, it shall give written notice to MFC and HWE shall pay all costs of such additional testing.

This discount schedule is subject to change as market conditions dictate providing both MFC and HWE mutually agree to any change in writing.

(c) Limitation on Quality Requirements.  Notwithstanding the foregoing provisions of this Section 3.1.02, MFC shall not be required to provide Corn under this Agreement with qualities and characteristics exceeding the average qualities of Corn produced during the preceding corn production year ending on August 31 of such year in the specific area surrounding the Plant defined as within a fifty (50) mile radius of the plant. If such average qualities of corn produced within a 50 mile radius of the plant are unacceptable to HWE, as reasonably determined by HWE, then MFC shall have the right to procure corn from other geographic areas until such time as the average qualities of corn within the 50 mile radius of the plant are reasonably acceptable to HWE.  If corn is procured from other geographic areas pursuant to the terms of this paragraph, the Market Price shall be the purchase price, plus shipping costs.  In addition, HWE shall pay MFC the per bushel procurement fee.

(d) Determination of a Bushel of Corn.  For purposes of MFC’s delivery obligations hereunder, a “bushel of Corn” or “bushel” is to be equivalent to a bushel of No. 2 shelled yellow corn at 15% moisture and a weight of 56 pounds per bushel.  The moisture content and test weights of the Corn delivered to HWE under this Agreement shall be determined and discounts on price, if any, applied, as described in Paragraph 3.1.02 (b).

3.1.03:               LICENSING

MFC shall obtain Corn to be provided to HWE under this Agreement under MFC’s own grain dealer’s license. HWE shall obtain and maintain a grain dealer’s license.  MFC shall also obtain any and all licenses or permits necessary for MFC to meet its obligations under this Agreement.

3.1.04:               PAYMENTS TO CORN SUPPLIERS

MFC will account for the Corn provided by, and settle with, all third parties providing Corn to the Plant.

TITLE III

ARTICLE II

TERM OF CORN PROCUREMENT

3.2.01:               COMMENCEMENT

The terms of this Agreement shall become effective on the first date that the facility needs corn for testing, startup or operations.  HWE shall notify MFC ten (10) days in advance of when corn is first needed.

3.2.02:               TERM OF AGREEMENT

The term of this Agreement shall begin on the first day corn is requested by HWE as stated in paragraph 3.2.01 and shall continue for a term of seven (7) years thereafter.  Suspensions of operations for any reason, such as repairs, modifications, expansions or damage to the facility shall not terminate this Agreement – provided the plant thereafter resumes operations.

TITLE III

ARTICLE III

CORN PROCUREMENT FEE

3.3.01:               PROCUREMENT FEE

For the seven (7) year term of this Grain Procurement Agreement, HWE will pay MFC a Corn procurement and delivery fee of $0.07 per bushel of Corn delivered pursuant to Title 3 of this Agreement (the “Procurement Fee”).

3.3.02:               CORN FOR HWE

For any Corn required by HWE and provided by MFC pursuant to this Agreement, HWE shall pay MFC the Market Price as determined in Title III, Article IV (or, if applicable, Title III, Article I, paragraph 3.1.02(c)), plus the Procurement Fee and storage fees provided for under this Agreement.

3.3.03:               HEDGING ASSISTANCE

MFC shall assist HWE, or HWE’s designated agent, in HWE’s forward purchases of Corn to “lock in” the costs thereof whenever HWE determines such risk positions are prudent.  The determination of HWE need not be separately evidenced in writing so long as HWE communicates to MFC its decision to make forward purchases.  HWE shall pay the purchase price for such forward purchases plus the Procurement fee and, if applicable, storage fees.

HWE shall pay the purchase price when the corn is purchased or when invoiced, whichever occurs first.  The Procurement fee shall be due when the corn is delivered to the plant and the Procurement fee invoiced as provided by Title III, Article IV, paragraph 3.4.01.  Any storage fees shall be paid as agreed on a case by case basis by the parties, or if no such agreement occurs, as is customary and standard or as otherwise provided by this Agreement.

TITLE III

ARTICLE IV

INVOICING, PAYMENT AND MARKET PRICE

3.4.01                  HWE shall pay MFC for the corn as delivered to the HWE facilities and the corresponding Procurement Fee for said corn every day at 12:00 p.m. central time for deliveries accrued through the close of business on preceding day.  If any day falls on a national holiday, payment shall occur 12:00 p.m. the next day.

3.4.02                  The Market Price per bushel is the daily posted board price at the HWE plant (it is understood that MFC will have a bid price based upon delivery to the HWE plant) as of 10:00 a.m. the next trading day after the corn is delivered to the HWE facility.  The discounts, if any, shall be determined pursuant to paragraph 3.1.02(b).

3.4.03                  HWE shall make all cash purchases of corn from MFC.  The purchase price (subject to the discounts provided for herein) shall be comparable to that paid by other buyers of corn located within a 50 mile radius of Lamberton, Minnesota on the day of purchase.  The end of day bid price at said comparable location(s) and at the Highwater Ethanol facility shall be used in performing the calculations.  Even though on any given day, the board price for corn at the Highwater Ethanol plant may not be the same as the average board price of other grain buyers nearby, it is the intent of the parties that over time the average board price at the Highwater Ethanol plant will be equal to or slightly greater than the average board price for other licensed grain buyers of corn located within a 50 mile radius of the HWE ethanol plant at Lamberton, Minnesota for the same period.  MFC and HWE shall independently track the board price of other licensed corn buyers within a 50 mile radius of Lamberton and shall on a calendar monthly basis, compare the data to the board price for corn at the Highwater Ethanol plant to verify that its board price for corn is consistent with the intent of this Agreement.

3.4.04                  Additionally, HWE may, subject to agreement of the parties hereto, forward purchase corn from MFC as allowed by MFC’s cash corn position as established by the Daily Position Record at the MFC’s Lamberton facilities.  MFC shall give first opportunity to HWE to forward purchase such corn before selling such corn to any other party.

3.4.05                  In case of a natural catastrophe, affecting grain production or harvest, it may be necessary to purchase corn from outside the natural trade area of MFC and ship such to the HWE facility.  In such an event, the Market Price shall be the purchase price, plus shipping costs.  In addition, HWE shall pay MFC the per bushel procurement fee.

3.4.06                  If HWE forward purchases corn, it shall be entitled to receive either a warehouse receipt or a price later contract.

TITLE III

ARTICLE V

LOCATION OF MFC’S DELIVERY

3.5.01                  MFC shall deliver all Corn to HWE, and risk of loss shall pass to HWE, at the Facilities.

3.5.02                  All responsibility for and all unloading will be performed by HWE at the sole and exclusive cost of HWE.

3.5.03                  The HWE shall provide space rent free at its facility for no more than two (2) employees of the MFC, so that said employees may coordinate the purchase and delivery of corn to the HWE facilities.  Said employees shall not be responsible for and shall not be involved in the unloading or handling of said corn when it arrives at the facility site.  It is intended that said MFC employees shall remain in “office” because of HWE’s liability concerns.

Said MFC employees at HWE shall be responsible to weigh and grade corn as delivered to the HWE facility.  MFC employees will take and provide the required corn samples so that said weighing and grading can properly occur.  HWE employees shall, from time to time, spot check the weighing and grading conducted by MFC employees.

3.5.04                  Any disputes over grade discrepancies will be settled by the Federal Grain Inspection Service.

3.5.05                  The grain purchased or owned by HWE which is held pursuant to warehouse receipt or priced later shall be physically stored in MFC’s facilities.

3.5.06                  The facility as constructed by HWE shall have a minimum of 470,000 bushels of corn storage and if the plant is expanded, then storage on the plant site shall proportionately increase so the on site storage at the plant has at least enough capacity to hold ten (10) days of corn for operation of the plant.

3.5.07                  The design of the HWE grain receiving, handling and storage facilities shall be subject to the review of MFC before such are constructed.  Any expansion or material modification of such grain receiving, handling and storage facilities of HWE shall likewise be subject to review by MFC before any such expansion or material modification occurs.  HWE shall give due consideration to comments or recommendations made by MFC following its review.  However, HWE shall not be bound to accept such comments or recommendations.

TITLE III

ARTICLE VI

DEFAULT, WAIVER, AND REMEDIES

3.6.01:     DEFAULT, NOTICE, AND CURE

(a)           Except as provided in Section 3.6.01(b), if either party shall fail to perform any of the covenants or obligations imposed upon it by this Agreement (except such failure as shall be excused under Title IV, Article III), the other party shall notify the party in default in writing of the alleged default and if the party in default shall not cure said default within fifteen (15) days from and after receiving such notice (the “Cure Period”), then notwithstanding any other provision of this Agreement, the complaining party shall have the remedies set forth in Section 3.6.03.

(b)           If HWE fails to make payment for Corn delivered by MFC and accepted by HWE under the terms of this Agreement, the provisions of Section 3.6.01(a) shall apply; however, the Cure Period shall be three (3) days from and after HWE’s receipt of notice of HWE’s default from MFC.

3.6.02:     WAIVER

Waiver by either party of any breach of the terms and conditions herein contained shall not be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement.

3.6.03:     REMEDIES

(a)           HWE’s Remedies.  If MFC fails to deliver Corn as required by this Agreement, HWE may: (i) in good faith and without unreasonable delay, make any reasonable purchase of Corn in substitution of the quantity due from MFC, (ii) recover from MFC as damages the difference between the cost of cover under (i) and the Market Price (or the average Board price at the comparable location(s) established by the Amendment to this Agreement, if Market Price cannot be determined), plus the Procurement Fee, together with any incidental or consequential damages, but less expenses saved in consequence of MFC’s breach, (iii) seek and receive injunctive relief or a decree of specific performance, (iv) credit the amount of damages MFC has become obligated to pay HWE, as determined by arbitration or if arbitration fails to occur as required hereby, a court of competent jurisdiction, to HWE and set off such amount against any amounts owed by HWE to MFC.

(b)           MFC’s Remedies.  If HWE fails to make any payment for Corn delivered by MFC and accepted by HWE under the terms of this Agreement, MFC may recover the payments from HWE. MFC may withhold future scheduled deliveries only if HWE fails to pay MFC the payments owed MFC as provided by this Agreement within three (3) business days after HWE’s receipt of MFC’s written demand for payment.  MFC shall also have the right to specifically enforce the terms of this Agreement, including, but not limited to, the obligation of HWE to purchase all of the corn needed to operate the plant from MFC.

(c)           No right, power or remedy conferred by this Agreement shall be exclusive of any other right, power or remedy now or hereafter available at law, in equity, by statute or otherwise.  In case of material reoccurring defaults, the non-defaulting party shall be entitled to an immediate remedy available at law, in equity, by statute or otherwise, not withstanding the notice and cure provisions of this Article 6.

TITLE IV: GENERAL PROVISIONS

ARTICLE I

WARRANTIES

4.1.01:     OWNERSHIP AND QUALITY OF CORN

MFC warrants to HWE that MFC owns all of the Corn delivered to HWE under this Agreement and that such Corn shall be free and clear of any security interest, lien, penalty, charge, or encumbrance, governmental or otherwise.  If MFC has granted a security interest in any of the Corn delivered, MFC shall inform HWE in writing, at or before delivery of the Corn, of any such secured party’s name and address.  HWE shall have the right, but not the obligation, to name the secured party as co-payee with MFC on any payment for the Corn and to deliver such payment to the secured party.

4.1.02:     NO EXPRESS OR IMPLIED WARRANTIES

Neither party shall be liable for any representation or warranty of any kind, express or implied, not expressly set forth in this Agreement.

TITLE IV

ARTICLE II

DISPUTE RESOLUTION

4.2.01:     ALTERNATIVE DISPUTE RESOLUTION

If a dispute, controversy, or claim arises out of or relates to this Agreement, or the alleged breach thereof, including any claim or allegation of fraud or misrepresentation, and if said dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation with an independent mediator selected by mutual agreement of the parties.  If the parties are unable to agree on a mediator, mediation shall be administered by the American Arbitration Association under its Commercial Mediation Rules.  If the matter has not been resolved pursuant to mediation within thirty (30) days of the commencement of such mediation (which period may be extended by mutual agreement in writing), then any unresolved dispute, controversy, or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (the “Commercial Arbitration Rules”), and judgment upon the award rendered by the arbitrators may be entered in the Minnesota District Court in Redwood County, Minnesota, or the highest state court having jurisdiction.  The arbitration shall be conducted in Redwood County, Minnesota by a panel of three neutral arbitrators appointed pursuant to the Commercial Arbitration Rules.. The arbitrators shall permit each party to conduct limited relevant discovery.  The arbitrators shall award damages measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.  The provisions of this Agreement shall be a complete bar and defense to any suit, action or proceeding instituted in any court or administrative tribunal with respect to any controversy or dispute under this Agreement which is arbitrable.

4.2.02:     ATTORNEY’S FEES AND COSTS

The parties agree that the arbitration panel shall award to the prevailing party in any dispute resolution proceedings related to this Agreement, from the other party, the amount of the prevailing party’s costs, expenses, and attorneys’ fees as the arbitrators deem fair and equitable.

TITLE IV

ARTICLE III

FORCE MAJEURE

4.3.01:     RELIEF FROM TRANSFERING CORN

In the event of either party being rendered reasonably unable by Force Majeure to perform any of its obligations in receiving or delivering Corn hereunder, the obligations of such party shall be suspended, to the extent it is unable, in whole or in part, to receive or deliver Corn by reason of Force Majeure, during the continuance of any inability so caused and the cause of such inability shall, so far as possible, be remedied with reasonable diligence.  Inability may include a storm event that does not allow management of HWE to execute documents and otherwise perform wire transfers or payment as required by this Agreement or which does not permit MFC to perform as required by this Agreement.  However, the party not subject to the force majeure event may, during such period, accept performance from the other party or a third party as it may reasonably determine under the circumstances.

4.3.02:     DEFINITION

The term “Force Majeure” as used in this Agreement shall mean natural catastrophe, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, declared or undeclared, blockades, insurrections, riots, fires, civil disturbances, explosions, curtailment of power or natural gas, compliance with laws, governmental regulations, orders and requests, whether valid or not, curtailment or other inability to obtain equipment, supplies, materials, including corn, or transportation facilities, breakdown of facilities, machinery or equipment and any other cause whether of the kinds herein enumerated or otherwise, not within the reasonable control of the party claiming suspension, all of which by the exercise of due diligence such party could not have reasonably foreseen and provided against; provided, however, that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty.

TITLE IV

ARTICLE IV

DELIVERY OF PAYMENTS AND NOTICES

4.4.01:     METHOD AND TIME

All payments for corn and related fees shall be made by wire transfer.  All payments of other sums, notices, demands, or requests from one party to another may be personally delivered or sent by mail, certified or registered, postage prepaid, to the addresses stated in this section, and shall be deemed to have been given at the time of personal delivery or forty-eight (48) hours after the time of mailing.

4.4.02:     NOTICE TO MFC

All notices, demands or requests from HWE to MFC shall be given to MFC at:

MEADOWLAND FARMERS CO-OP

C/o General Manager

101 1st Avenue E

Lamberton, MN  56152

Fax number: (507) 752-7106

4.4.03:     NOTICE TO HWE

All notices, demands or requests from MFC to HWE shall be given to HWE at:

Highwater Ethanol, LLC

C/o General Manager

with a required copy to:

To be determined.

4.4.04:     CHANGE OF ADDRESS

Each party shall have the right, from time to time, to designate a different address by notice given in conformity with this section.

TITLE IV

ARTICLE V

INDEMNITY

4.5.01:     DUTY TO INDEMNIFY.    MFC agrees to indemnify and hold HWE harmless against any and all claims, losses, damages or expenses by or on behalf of any person or entity arising out of the performance of any covenant or agreement to be performed by MFC, or arising from any act or negligence or willful misconduct on the part of MFC, any person or entity claiming by, through or under MFC or its agents, contractors, employees or invitees, including reasonable attorney fees, expenses, and liabilities, incurred in connection with any such claim or action or proceeding brought against HWE.

4.5.02:     DUTY TO INDEMNIFY.  HWE agrees to indemnify and hold MFC harmless against any and all claims, losses, damages or expenses by or on behalf of any person or entity arising out of the performance of any covenant or agreement to be performed by HWE, or arising from any act or negligence or willful misconduct on the part of HWE, any person or entity claiming by, through or under HWE or its agents, contractors, employees or invitees, including reasonable attorney fees, expenses, and liabilities, incurred in connection with any such claim or action or proceeding brought against MFC.

TITLE IV

ARTICLE VI

OTHER GENERAL PROVISIONS

4.6.01:     COMPUTATION OF TIME

The time in which any act provided by this Agreement is to be done shall be computed by excluding the first day and including the last, unless the last day is a Saturday, Sunday or holiday, and then it is also excluded, except that storage and interest shall begin to accrue on the first day.

4.6.02:     SUCCESSORS IN INTEREST

Each and all of the covenants, conditions and restrictions in this Agreement shall inure to the benefit of and shall be binding upon the successors, assigns, transferees, sublessees, licensees of the parties hereto.

4.6.03:     ENTIRE AGREEMENT

This Agreement contains the entire agreement of the parties with respect to the matters covered herein, and no other agreement, statement or promise made by any party, to any employee, officer, or agent of any party, which is not contained in this Agreement shall be binding or valid.

4.6.04:     PARTIAL INVALIDITY

If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction or the arbitrators to be invalid, void, or unenforceable, the invalid, void or unenforceable term(s) shall be void, and the parties shall renegotiate said term(s) of this Agreement in good faith and if the parties cannot reach agreement, said term(s) shall be established by the Dispute Resolution provisions of this Agreement.

4.6.05:     RELATIONSHIP OF PARTIES

Nothing contained in this Agreement shall be deemed or construed by the parties or by any third person, arbitrator, or court to create the relationship of principal and agent or of partnership or of joint venture or of any association between MFC and HWE, and neither the method of computation of rent or fees nor any other provisions contained in this Agreement nor any acts of the parties shall be deemed to create any relationship between MFC and HWE, other than the relationship of seller and buyer.

4.6.06:     INTEREST

Any sum accruing to MFC or HWE under the provisions of this Agreement which shall not be paid when due shall bear interest at the rate of ten percent (10%) per annum from the date due until paid.

4.6.07:     MODIFICATION

This Agreement may not be modified or amended except by written instrument signed by both of the parties, provided that the Board of Directors of both parties approve the modification, and shall not be modified or altered by any subsequent course of performance by either of the parties, except as expressly otherwise herein provided.

4.6.08:     CHOICE OF LAW

This Agreement shall be deemed to have been made and executed in the State of Minnesota and the validity, construction, interpretation, effect and enforcement thereof shall be governed by the laws of the State of Minnesota.

4.6.09:     HEADINGS AND CAPTIONS

The headings and captions of the titles, articles, sections, and subsections of this Agreement are inserted for convenience of reference only, and do not constitute part of the Agreement.

4.6.10:     COUNTERPARTS

This Agreement may be executed simultaneously in two or more counterparts, each of which shall in such event be deemed an original, but all of which together shall constitute one and the same instrument.

TITLE V

ARTICLE I

RIGHT OF FIRST REFUSAL

5.01:        MFC hereby grants to HWE a right of first refusal to purchase any portion of the facilities or business of MFC, including all the facilities and all the business of MFC, for which MFC has accepted an offer and intends to sell.  Said right of first refusal as hereby granted to HWE shall operate as follows:

a)             MFC shall give written notice to HWE of the offer that MFC intends to accept (whether for a portion of the facilities or business of MFC or whether for all the facilities or entire business of MFC).

b)            HWE shall have thirty (30) days to accept said offer and thereby elect and exercise the right of first refusal as contained herein.

c)             Closing shall occur (if the right of first refusal is exercised) thirty (30) days after HWE gives written notice to MFC of the exercise of said right of first refusal or the date provided for in the offer as provided by MFC to HWE, whichever is later.

d)            If the right is not exercised, any sale covered by the notice as given to HWE can proceed to close free and clear of this right of first refusal.  The right of first refusal shall stay in full force and effect regarding any future sales of assets or business by MFC.

e)             This right of first refusal shall stay in full force and effect so long as this Grain Procurement Agreement is in effect.

f)             This right of first refusal shall not cover the sale of personal property assets, but shall be construed as covering real estate, fixtures and business (blue sky).

g)            Any such sale subject to any required approval of Meadowland members (patrons).

IN WITNESS WHEREOF, MFC and HWE have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

MEADOWLAND FARMERS			HIGHWATER ETHANOL, LLC (HWE)
CO-OP (MFC)

By	/s/ John Reiner		By	/s/ Brian Kletscher

	Its:	President		Its:	President

EXHIBIT “A”

Legal Description of the Premises on which the facilities (“plant”) of

Highwater Ethanol, LLC (HWE) will be constructed:

County of Redwood, State of Minnesota:

That part of the Southwest Quarter of Section 21, Township 109 North, Range 37 West, Redwood County, Minnesota, lying north of the northerly right-of-way line of the Dakota Minnesota & Eastern Railroad, east of the easterly right-of-way line of Township Road T-190 as now located and established, and southerly of the southerly right-of-way line of Trunk Highway No. 14.

TOGETHER WITH that part of the Southeast Quarter of Section 21, Township 109 North, Range 37 West, Redwood County, Minnesota, lying north of the northerly right-of-way line of the Dakota Minnesota & Eastern Railroad, and southerly of the southerly right-of-way line of Trunk Highway No. 14.

Also that portion of the South One Half (S½) of Section Twenty-two (22), Lamberton Township, Redwood County, State of Minnesota, located North of the DM and E rail line.  Including up to 200 feet along the northern portion of the DM and E rail line, running the length of the Lamberton EDA property, also including all or a portion of Lot 9 and Lot 10 of the Preliminary Plat Layout of the Cottonwood River Eco-Energy Park.

AMENDMENT

TO

GRAIN PROCUREMENT AGREEMENT

OF

HIGHWATER ETHANOL, LLC

AND

MEADOWLAND FARMERS CO-OP

WHEREAS, the undersigned parties have entered into that certain Grain Procurement Agreement dated July 25, 2006;

WHEREAS, the parties desire to amend said agreement as provided herein;

WHEREAS, the parties desire that the terms and conditions of the Grain Procurement Agreement remain confidential so as to allow the Grain Procurement Agreement to work fairly and correctly between the Highwater Ethanol, LLC (“HWE”) and Meadowland Farmers Co-Op (“MFC”); and

NOW, THEREFORE, in mutual reliance hereon, the undersigned parties hereby agree and contract, intending to be legally bound, as follows:

1.             Each party will treat as confidential all information contained in the Grain Procurement Agreement dated July 25, 2006 and shall not disclose such information to any third party without the prior written consent of the other party (except its attorneys, accountants or other advisors (who shall be similarly bound by this Confidentiality Clause), or unless such disclosure is required by law, including, but not limited to any securities filing(s)).  The parties shall keep the information contained in the Grain Procurement Agreement confidential both during and following the expiration of the Term of the Grain Procurement Agreement.

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IN WITNESS WHEREOF, MFC and HWE have caused this Amendment to be executed by their duly authorized representatives.

Date:  July 25, 2006

MEADOWLAND FARMERS			HIGHWATER ETHANOL, LLC
CO-OP (MFC)			(HWE)

By	/s/ John Reiner		By	/s/ Brian Kletscher

	Its:	President		Its:	President

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